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                                                                    Exhibit 99.1

[LOGO ABC-NACO]                                            NEWS
                                                   For Immediate Release
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                                                Contact: James P. Singsank
                                               Senior Vice President & CFO
                                                              630-792-2010

            ABC-NACO ARRANGES $15 MILLION IN NEW FINANCING, SALE OF
   FLOW AND SPECIALTY PRODUCTS DIVISION AND AMENDED LONG-TERM BANK FACILITY;
                      COMPANY ANNOUNCES YEAR-END RESULTS

          Lombard, Illinois - APRIL 18, 2001, ABC-NACO Inc. (ABCR) announced today a series of agreements that provide the Company the financing and support to pursue its operating plan for the foreseeable future. The agreements include $15 million in new financing from funds managed by ING Furman Selz Investments, the sale of ABC-NACO's Flow and Specialty Products Division for $24 million to a new company formed by the Division's management and ING Furman Selz Investments, and an amendment to the Company's Bank Credit Agreement. The closings of these transactions are expected to occur within thirty days. The Company separately announced today its financial results for the year ended December 31, 2000 and that it has filed its Annual Report on Form 10-K with the Securities and Exchange Commission. The Company intends to file a Form 8-K later this week which will include copies of all these agreements.

          "We are gratified by this show of support for ABC-NACO by ING Furman Selz Investments and our senior bank group," said Vaughn Makary, who was elected President and CEO of ABC-NACO earlier this month. "The closing of these transactions will provide us the opportunity and flexibility to realize the benefits of our previous plant
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consolidations and recent productivity improvements, as well as continuing reductions in ABC-NACO's selling, general and administrative expenses. The financial impact of these benefits, together with the ongoing growth of our rail services businesses, should allow ABC-NACO to return to profitability later this year."

          ABC-NACO and ING agreed today that the ING funds will provide $15 million in financing to the Company, initially in the form of senior secured debt. Upon receipt of certain stockholder approvals described below and the amendment of certain provisions of the Company's outstanding Senior Subordinated notes, the debt issued to ING will be replaced by $15 million stated value of 10% convertible preferred stock, convertible into common stock at a conversion price of $2.50 per share, and six million common stock purchase warrants exercisable at $0.01 per share. Further, up to six million similar stock purchase warrants may be issued to the ING funds over the next two years. The number of additional warrants would be less than six million should there be a change in control of ABC-NACO prior to January 1, 2003, or if the Company's EBITDA for any four consecutive quarters during the period prior to January 1, 2003 exceeds $70 million. Substantially all the proceeds of the ING financing will be available for working capital and other corporate purposes.

          Separately, ABC-NACO also agreed today to sell the business and assets of its Flow and Specialty Products Division to a new company formed by the Division's management and ING Furman Selz Investments for a price of $24 million, payable $20 million in cash at closing and $4 million in 8% seven-year subordinated note of the acquiring company. $15.5 million of the cash proceeds will be applied to reduce the outstanding balance under the Company's Bank Credit Agreement and the remainder will be available for working capital requirements. With the completion of this transaction, the Company will have reduced its bank credit line by over $43 million in the

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past four months. The sale transaction is expected to result in a small gain to
ABC-NACO.

          ABC-NACO also received a commitment from its senior bank group to amend the Company's existing Bank Credit Agreement to adjust certain covenants and other provisions consistent with the Company's current financial condition and the Company's projection of future results. In addition, various past defaults will be waived and the maturity of the facility will be changed to January 5, 2003.

          ABC-NACO filed its Form 10-K with the SEC yesterday. The Form 10-K includes the Company's financial statements for the year ended December 31, 2000. The Company's accounting firm, Arthur Andersen LLP, issued an opinion on the Company's financial statements that states that the current circumstances of the Company raise substantial doubt about the Company's ability to continue as a going concern. The Company believes any such doubt would be removed by the closing of the transactions announced today and the approval of certain indenture amendments by the holders of a majority of the Company's outstanding Senior Subordinated Notes.

          In preparing its year-end financial statements for 2000, ABC-NACO determined that it failed to meet one of the financial covenants contained in the indenture with respect to its Senior Subordinated Notes. The Company, therefore, intends to seek an amendment of certain provisions of this indenture during the second quarter of 2001. Based upon its past experience and the advice of its financial advisors, ABC-NACO believes it will be successful in obtaining approval for this amendment.

          Certain of the transactions announced today, including the issuance of the preferred securities and warrants to the ING funds, require stockholder approval. The Company expects to commence a consent solicitation or convene a meeting of its stockholders in June 2001 to obtain this approval.

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          ABC-NACO is one of the world's leading suppliers of technologically advanced products to the railroad and flow control industries through its three business groups: Rail Products, Rail Services, and Flow and Specialty Products. With four technology centers around the world, ABC-NACO holds pre-eminent market positions in the design, engineering, and manufacture of high-performance freight rail car, locomotive and passenger rail suspension and coupler systems, wheels and mounted wheel sets. The Company also supplies railroad and transit infrastructure products and services, technology-driven specialty track products, as well as highly engineered valve bodies and components for industrial flow control systems worldwide. It has 32 offices and facilities in the United States, Canada, Mexico, Scotland, Portugal, and China.

          Safe Harbor Statement Under The Private Securities Litigation Reform
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Act of 1995: The statements contained in this release which are not historical
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facts, may be deemed to be forward-looking statements that are subject to change based on various factors which may be beyond the control of ABC-NACO Inc. Accordingly, actual results could differ materially from those expressed or implied in any such forward-looking statement. Factors that could affect actual results are described more fully in the Company's Annual Report on 10-K for the period ended December 31, 2000, under the caption "Cautionary Statement Concerning Forward Looking Statements," and other risks described from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

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